The American Funds Income Series

August 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$32,744
Class B	$141
Class C	$595
Class F1	$1,594
Class F2	$722
Total	$35,796
Class 529-A	$1,457
Class 529-B	$8
Class 529-C	$84
Class 529-E	$62
Class 529-F1	$118
Class R-1	$25
Class R-2	$339
Class R-3	$1,018
Class R-4	$1,399
Class R-5	$1,819
Class R-6	$15,525
Total	$21,854

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1199
Class B	$0.0228
Class C	$0.0176
Class F1	$0.1184
Class F2	$0.1530
Class 529-A	$0.1074
Class 529-B	$0.0141
Class 529-C	$0.0130
Class 529-E	$0.0732
Class 529-F1	$0.1388
Class R-1	$0.0199
Class R-2	$0.0234
Class R-3	$0.0726
Class R-4	$0.1189
Class R-5	$0.1621
Class R-6	$0.1696

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	229,693
Class B	4,424
Class C	26,470
Class F1	12,528
Class F2	4,487
Total	277,602
Class 529-A	11,926
Class 529-B	436
Class 529-C	5,625
Class 529-E	743
Class 529-F1	814
Class R-1	1,132
Class R-2	12,718
Class R-3	12,249
Class R-4	9,772
Class R-5	9,688
Class R-6	116,728
Total	181,831

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.68
Class B	$13.67
Class C	$13.67
Class F1	$13.68
Class F2	$13.68
Class 529-A	$13.68
Class 529-B	$13.66
Class 529-C	$13.66
Class 529-E	$13.68
Class 529-F1	$13.68
Class R-1	$13.67
Class R-2	$13.67
Class R-3	$13.68
Class R-4	$13.68
Class R-5	$13.68
Class R-6	$13.68